Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

October 22, 2008

The ServiceMaster Company

860 Ridge Lake Boulevard

Memphis, Tennessee  38120

Re:                               The ServiceMaster Company 10.75%/11.50% Senior Toggle Notes due 2015

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by The ServiceMaster Company, a Delaware corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of $1,150,000,000 aggregate principal amount of the Company’s 10.75%/11.50% Senior Toggle Notes due 2015 (the “Notes”) by various selling stockholders referred to in the Registration Statement.  The Notes are guaranteed (the “Guarantees”) by the Guarantors.  The Notes were issued pursuant to an Indenture dated as of July 24, 2008, as amended or supplemented (the “Indenture”), among the Company, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).  The Guarantors are listed on Annex A hereto.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the Indenture.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.  In making our examination of documents executed or to be executed by parties other than the Company or the Guarantors, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to all facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon certificates and other statements of officers and other representatives of the Company, the Guarantors and others.

Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.             Each of the Company and each Guarantor is validly existing under the laws of the jurisdiction in which it is incorporated or formed.

2.             The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors.

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3.             The Company has the corporate power and authority to execute and deliver and perform its obligations under each of the Indenture and the Notes.

4.             Each of the Guarantors has the corporate, partnership or limited liability company, as the case may be, power and authority to execute and deliver and perform its obligations under the Indenture.

5.             Assuming the Indenture has been duly executed and delivered by the Trustee, when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the Notes will be legally issued and valid and binding obligations of the Company, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  In addition, a court might refuse to enforce a provision of the Notes if it deems such provision to violate public policy.

6.             Assuming the Indenture has been duly executed and delivered by the Trustee, when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act, the Guarantee of each Guarantor with respect to such Notes will be a legally issued and valid and binding obligation of such Guarantor, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).   In addition, a court might refuse to enforce a provision of the Guarantees if it deems such provision to violate public policy.

This opinion letter is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware, the California Uniform Partnership Act of 1994 (the “CUPA”), and the laws of the State of New York.  We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder (other than federal securities laws).  We also note that the partnership agreement of TruGreen LandCare, a California partnership (the “California Guarantor” ), provides that such agreement will be governed by the internal laws of the State of California.  We have assumed herein that the CUPA governs the California Guarantor, its partners and its partnership agreement, and we express no opinion as to the parties’ choice of law.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP

ANNEX A

GUARANTORS

InStar Services Group, Inc., a Delaware corporation

Merry Maids Limited Partnership, a Delaware limited partnership

MM Maids L.L.C., a Delaware limited liability company

ServiceMaster Consumer Services, Inc., a Delaware corporation

ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership

ServiceMaster Holding Corporation, a Delaware corporation

ServiceMaster Management Corporation, a Delaware corporation

ServiceMaster Residential/Commercial Services Limited Partnership, a Delaware limited partnership

SM Clean L.L.C., a Delaware limited liability company

Terminix International, Inc., a Delaware corporation

The Terminix International Company Limited Partnership, a Delaware limited partnership

TruGreen Companies L.L.C., a Delaware limited liability company

TruGreen, Inc., a Delaware corporation

TruGreen LandCare L.L.C., a Delaware limited liability company

TruGreen Limited Partnership, a Delaware limited partnership

TruGreen LandCare, a California general partnership